Exhibit 10.70

Execution Copy

MASTER COOPERATION AND SAFETY AGREEMENT

Dated as of August 1, 2005

by and among

CONSOL ENERGY INC.

And each of the CEI Subsidiaries

AND

CNX GAS CORPORATION

And each of the CNX Subsidiaries

MASTER COOPERATION AND SAFETY AGREEMENT

This MASTER COOPERATION AND SAFETY AGREEMENT (this “Agreement”) dated as of August 1, 2005 (the “Effective Date”) is by and among (a) CONSOL Energy Inc., a Delaware corporation, with its principal place of business at 1800 Washington Road, Pittsburgh, PA 15241(“CEI”) and each CEI Subsidiary (as defined below) (together with CEI, collectively, the “Coal Parties”), and (b) CNX Gas Corporation, a Delaware corporation, with its principal place of business at 1800 Washington Road, Pittsburgh, PA 15241 (“CNX”) and each CNX Subsidiary (as defined below) (together with CNX, collectively, the “Gas Parties”). Capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 1 [Definitions; Construction; Accounting Principles] unless the context clearly indicates otherwise.

Recitals

A.	The Coal Parties are in the business of mining and marketing coal.

B.	The Gas Parties are in the business of producing and marketing Gas.

C.	Certain of the Coal Parties have interests in (by lease, deed or otherwise) significant Gas resources, and, pursuant to a series of transactions contemporaneous with this Agreement, are transferring their rights to such Gas to certain of the Gas Parties in return for certain good and valuable consideration, the receipt and sufficiency of which is hereby confirmed.

D.	It is anticipated that, in certain circumstances, it shall be in the interests of the Gas Parties to Capture Coal Gas from coal seams in advance of mining by the Coal Parties. Removal of Coal Gas in advance of mining operations results in significant benefit to the Coal Parties’ mining operations since it greatly improves the safety of the mining process and minimizes ventilation concerns both during development and production.

E.	The Coal Parties and the Gas Parties have agreed that, in areas in which both have interests, to the extent there is any conflict between the two, the Coal Parties’ coal operations shall prevail over Gas operations within certain of the parties’ joint areas of interest as more fully set forth in this Agreement.

F.	The Coal Parties and the Gas Parties have agreed to cooperate in order to economically produce coal and Gas from certain areas which may produce both coal and Gas for the mutual benefit of both parties with a priority on the safety of mining operations.

Now therefore, for and in consideration of the premises and mutual covenants and agreements herein contained and intending to be legally bound, the Coal Parties and the Gas Parties agree as follows:

Master Cooperation and Safety Agreement

1. Definitions; Construction; Accounting Principles

1.1 Definitions

In addition to the words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Affiliate” as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“Agreement” shall have the meaning ascribed to such term in the preamble.

“Annual Drilling Plan” shall mean a plan, prepared by the Gas Parties prior to September 1 of each year in consultation with the Coal Parties showing (a) the general area of drilling and the number of Wells proposed to be drilled in the next calendar year by each of the Gas Parties and the Coal Parties and (b) the approximate location of all Systems proposed to be installed by the Gas Parties; provided, however, that an Annual Drilling Plan need not address any Well or System to be located in any area that is not reasonably likely to ever become a Coal Area.

“Business Day” shall mean any day on which each Coal Party and each Gas Party is open for business in the ordinary course of affairs.

“Capital Costs of Development” shall mean the Capital Costs of any Well covered by an Annual Drilling Plan or requested by any Coal Party outside of an Annual Drilling Plan, (a) including, without limitation, (i) costs of bonding, permitting, leasing, surface agreements and rights of way, easements, site preparation, drilling (both tangible and intangible costs), completing, recompleting, stimulating, equipping, constructing or expanding a System to connect to a Well, connecting a Well to a System, compression, gas treatment facilities and (ii) costs of legal, regulatory and environmental compliance and all fees associated therewith, including attorneys’ fees, (b) but expressly excluding any credits or adjustments in respect of taxes or other positive amounts.

“Capital Costs” shall mean any expenditure which is required to be capitalized under generally accepted accounting principles as are in effect from time to time and applied on a consistent basis both as to classification of items and amounts; with respect to Gas accounting, all of the foregoing shall be applied on a “successful efforts” basis (as defined according to generally accepted accounting principles).

“Capture” shall mean to collect, treat (if necessary), process (if necessary), transport, store (if necessary), market and sell Gas that is available from any Well.

“CEI Contact” shall have the meaning ascribed to such term in Section 2.7.1.

Master Cooperation and Safety Agreement

“CEI” shall have the meaning ascribed to such term in the preamble.

“CEI Subsidiary” shall mean each party to this Agreement that is designated as a “CEI Subsidiary” on the signature page hereof and each other Person that joins this Agreement as a CEI Subsidiary after the Effective Date pursuant to Schedule A other than CNX or any CNX Subsidiary.

“Claim” shall mean any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable out-of-pocket fees, including attorneys’ fees) arising out of or as a consequence of, whether direct or indirect, a given transaction or occurrence.

“CNX” shall have the meaning ascribed to such term in the preamble.

“CNX Subsidiary” shall mean each party to this Agreement that is designated as a “CNX Subsidiary” on the signature page hereof and each other Person that joins this Agreement as a CNX Subsidiary after the date hereof pursuant to Schedule A.

“Coal Area” shall mean any area that is either a Mine Area or a Coal Plan Area.

“Coal Area Well” shall mean (a) with respect to Wells not owned by any Coal Party or Gas Party as of the Effective Date, any Well that, when originally Spudded or acquired (whichever is later) by any Coal Party or Gas Party, is located in a Coal Area, or (b) with respect to Wells owned by any Coal Party or Gas Party as of the Effective Date (i) in the event that such Party is in fact either a Coal Party or a Gas Party on the Effective Date, any such Well that is located in a Coal Area on the Effective Date, or (ii) in the event that such Party is neither a Coal Party nor a Gas Party on the Effective Date, any such Well that is located in a Coal Area on the date on which such Party first becomes a Coal Party or a Gas Party.

“Coal Gas” shall mean occluded methane gas and all associated natural gas and other hydrocarbons of whatever quality or quantity produced or emitted from coalbeds or coal formations and seams and any related, associated or adjacent rock material or strata. For the avoidance of doubt, the term “Coal Gas” shall expressly include all substances commonly known as “coalbed methane”, “coal mine methane” and “gob gas”.

“Coal Parties” shall have the meaning ascribed to such term in the preamble.

“Coal Permit” shall mean a valid and active coal mining permit duly filed with the applicable Official Body by any Coal Party or its predecessor in interest.

“Coal Plan” Area at any point in time shall mean any area that is both (i) (a) outside a Mine Area, and (b) within the Ten Year Mine Plan in effect at that point in time and (ii) owned, leased or otherwise controlled by the Coal Parties as of the Effective Date or acquired by the Coal Parties at any time thereafter while CNX is an Affiliate of CEI.

“Committee” shall have the meaning ascribed to such term in Schedule A.

“Conventional O & G” shall mean all liquid or gaseous hydrocarbons (including condensate and other substances produced therewith) other than Coal Gas. For the avoidance of doubt, the term “Conventional O & G” shall expressly include all substances commonly known as “conventional oil and gas”.

Master Cooperation and Safety Agreement

“Conventional Well” shall mean a well drilled and permitted for the purpose of producing Conventional O & G and not for the purpose of producing Coal Gas.

“Current Gas Rights” shall mean Gas Rights held or otherwise controlled (by lease or other binding legal arrangement) by any Person as of the date of this Agreement, including, without limitation, by way of any unrecorded document or instrument; for the avoidance of doubt and in no way limiting the foregoing, the term “Current Gas Rights” shall expressly include those certain beneficial Gas Rights more fully described on Schedule 1(CGR) attached hereto and made a part hereof, but shall exclude any option or other right to acquire Wells and related Gas owned by third parties.

“Current System” shall mean any portion of any System owned, leased or otherwise controlled by any Gas Party (other than a Gas Party that joined this Agreement after the Effective Date) as of the Effective Date.

“Development” shall mean, with respect to any Well, all development activities relating thereto, including, without limitation, bonding, permitting, leasing, surface agreements and rights of way, easements, site preparation, drilling, completing, recompleting, stimulating or equipping.

“Effective Date” shall have the meaning ascribed to such term in the Preamble.

“Failure of Title” shall mean an event which occurs when, as a result of a final order or decree from any Official Body, a determination is made that the title to any Coal Gas within a Project Area is not held by any Coal Party or any Gas Party and that, notwithstanding regulatory action, such as forced pooling, the Coal Parties and the Gas Parties do not have vested rights to develop Coal Gas, and instead said rights are vested in third parties.

“Frac Well” shall mean a vertical Well drilled in advance of mining and producing from zones artificially fractured or stimulated and which is capable of producing Coal Gas.

“Future Gas Rights” shall mean Gas Rights acquired or otherwise first controlled (by lease or other binding legal arrangement) by any Person after the date of this Agreement including, without limitation, by way of any unrecorded document or instrument.

“Future System” shall mean any portion of any System that is not a Current System.

“Gas” shall mean Conventional O & G and Coal Gas (but expressly excluding any Conventional O & G and Coal Gas that, prior to Capture, is located outside of the continental United States of America).

“Gas Asset” shall mean any Gas Unit, Well, Well site, and all associated assets, including, without limitation, Gas Reserves and Systems.

“Gas Parties” shall have the meaning ascribed to such term in the preamble.

“Gas Reserves” shall mean proved developed oil and gas reserves and proved undeveloped oil and gas reserves as defined by SEC Regulation S-X, Rule 4-10(a) as in effect on the Effective Date.

Master Cooperation and Safety Agreement

“Gas Rights” shall mean any Person’s legal or equitable right, title and interest in any Gas and any Gas Asset, whether by deed, lease or otherwise, together with such Person’s right to Capture such Gas, including, without limitation, surface rights of way and access to information concerning Gas.

“Gas Unit” shall mean a “drilling unit,” as that term in commonly used in the Gas business, (a) established or prescribed by field rules or other regulatory order or (b) otherwise designated any Gas Party.

“GasCo Contact” shall have the meaning ascribed to such term in Section 2.7.1.

“Gob” shall mean the de-stressed zone associated with any full seam extraction of coal that extends above and below the mined out coal seam, and may be sealed or unsealed.

“Gob Well” shall mean (a) a Well drilled in advance of mining or after mining for the purpose of extracting Gas from the Gob or (b) a Frac Well that is recompleted for the purpose of extracting Gas from the Gob.

“Horizontal Hole” shall mean a hole drilled from within the mine horizontally into the coal seam to be mined, or sloping into adjacent strata, for the purpose of degasification in advance of mining for mine safety purposes.

“Loss(es)” means liabilities, losses, claims, demands, actions, suits, damages, judgments, assessments, interest, penalties, fines, amounts paid in settlement, reasonable attorneys’ fees and costs and expenses, including court costs, but excluding any incidental, special, punitive, exemplary or consequential damages, such as lost profits, loss of revenue, loss of use or diminution in value of property.

“Master Control System” shall mean any master control system for operation of Wells.

“Master Separation Agreement” shall mean that certain Master Separation Agreement entered into on or about the date hereof among the Parties, as amended from time to time.

“Mine Area” shall mean any area that is both (i) subject to active coal mining operations by any Coal Party, including, without limitation, any developed coal panel and any Gob other than Gob located in a Sealed Gob Area, and (ii) owned, leased or otherwise controlled by the Coal Parties as of the Effective Date or acquired by the Coal Parties at any time thereafter while CNX is an Affiliate of CEI.

“Mine Area Well” shall mean (a) with respect to Wells not owned by any Coal Party or Gas Party as of the Effective Date, any Well that, when originally Spudded or acquired (whichever is later) by any Coal Party or Gas Party, is located in a Mine Area, or (b) with respect to Wells owned by any Coal Party or Gas Party as of the Effective Date, (i) in the event that such Party is in fact either a Coal Party or a Gas Party on the Effective Date, any such Well that is located in a Mine Area on the Effective Date, or (ii) in the event that such Party is neither a Coal Party nor a Gas Party on the Effective Date, any such Well that is located in a Mine Area on the date on which such Party first becomes a Coal Party or a Gas Party.

Master Cooperation and Safety Agreement

“Mine-Through Development Costs” shall mean costs incurred to obtain access to PDPR, including, without limitation, the costs of (a) providing facilities for extracting and on-site treatment, (b) gathering lines (from the wellhead to the collection point, not to exceed 2500 feet in length), (c) gaining access to and preparing well locations for drilling (including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, gas lines, and power lines, to the extent necessary in developing any PDPR), (d) drilling and equipping development wells, exploratory wells, and service wells (including the costs of platforms and of well equipment such as casing, tubing, pumping equipment, and the wellhead assembly), (e) to the extent that such items cannot be reused, acquiring, constructing, and installing production facilities such as lease flow lines, separators, treaters, heaters, manifolds, measuring devices, and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems, and (f) providing improved recovery systems specific to the Gas Unit. All equipment will be net of any applicable salvage value.

“Mine-Through Non-Production Costs” shall mean all royalty, direct and general administration, selling, land rental, well closing, vehicle, excise tax and other costs which are not directly associated with Mine-Through Production Costs and Mine-Through Development Costs of the Well.

“Mine-Through Production Costs” shall mean costs incurred to operate and maintain Wells and related equipment and facilities, including applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities, including, but not limited to: (a) costs of direct labor to operate the wells and related equipment and facilities, (b) repairs and maintenance, (c) materials, supplies, and fuel consumed and supplies utilized in operating the Wells and related equipment and facilities, (d) property taxes and insurance applicable to PDPR and Wells and related equipment and facilities, and (e) severance and ad valorem taxes.

“Non-Coal Area” shall mean any area that is both (i) not a Coal Area and (ii) owned, leased or otherwise controlled by the Coal Parties as of the Effective Date or acquired by the Coal Parties at any time thereafter while CNX is an Affiliate of CEI.

“Non-Coal Area Well” shall mean (a) with respect to Wells not owned by any Coal Party or Gas Party as of the Effective Date, any Well that, when originally Spudded or acquired (whichever is later) by any Coal Party or Gas Party, is located in a Non-Coal Area, or (b) with respect to Wells owned by any Coal Party or Gas Party as of the Effective Date, (i) in the event that such Party is in fact either a Coal Party or a Gas Party on the Effective Date, any such Well that is located in a Non-Coal Area on the Effective Date, or (ii) in the event that such Party is neither a Coal Party nor a Gas Party on the Effective Date, any such Well that is located in a Non-Coal Area on the date on which such Party first becomes a Coal Party or a Gas Party; for the avoidance of doubt, the term “Non-Coal Area Well” shall expressly include any Sealed Gob Area Well.

“Non-Viable Coal Seam” shall mean any portion of any coal seam that, as of the time of the proposed event or activity (including, without limitation, Stimulation), is (a) not controlled by any Coal Party, or (b) controlled by a Coal Party but not reasonably

Master Cooperation and Safety Agreement

likely to ever be mined commercially by any Coal Party based upon reasonable assumptions and trade custom in effect as of the time of the proposed event or activity (including, without limitation, Stimulation).

“Notice” shall have the meaning ascribed to such term in Schedule A.

“NPV” shall mean the net present value of the PTCF as determined immediately prior to mine-through and projected for the remaining economic life of the subject Well calculated using a discount rate of ten percent (10%).

“Official Body” shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Operating Expenses” shall mean the cash expenses of operating any Well, System or other equipment, as distinguished from the Capital Costs associated with Development, and shall include, without limitation, (a) any operating fees and expenses due under any operating agreement, (b) any in transit and/or collection fees, (c) the expenses of gathering and marketing production from any Well, (d) applicable ad valorem, production, severance and excise taxes, (e) royalty and overriding royalty payments, (f) costs of power, supplies and services, (g) insurance and damages, (h) costs of legal, regulatory and environmental compliance and all fees associated therewith, including attorneys’ fees, and (i) any expenses commonly known as lifting expenses (including, without limitation, Well Fluid expenses and Gas processing expenses).

“Party” shall mean a Coal Party or a Gas Party, as the context requires.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“Pre Tax Cash Flow” or “PTCF” shall mean, with respect to any Gas Asset, Pre Tax Operating Income before depreciation, depletion, amortization, interest expense and income taxes; for the avoidance of doubt, PTCF shall be based on real or unescalated costs and revenues.

“Pre Tax Operating Income” shall mean, with respect to a Gas Asset, (a) the total future estimated revenues generated by the sale of Gas from the Gas Asset over the estimated economic life of the Gas Asset, less (b) the total future estimated Mine-Through Production Costs (but not Mine-Through Non-Production Costs).

“Project Area” shall mean the Coal Area plus the Non-Coal Area.

“Proved Developed Producing Reserves” or “PDPR” shall mean the net Gas Reserves associated with an operating Well that (a) in the case of Coal Gas, is completed in one (1) or more target coal seams, or (b) in the case of Conventional O & G, is completed in one or more target reservoirs, and (c) is producing commercially recoverable quantities of Gas in an economically viable manner. A Gas Asset’s total PDPR immediately before and immediately after the planned mining operations shall be calculated based on forecasts prepared by the applicable Gas Party for the completed coal seams or gas reservoirs using the actual historical production performance of the particular Well in the Gas Unit.

Master Cooperation and Safety Agreement

“Sealed Gob Area” shall mean any Gob that, as determined by the applicable Coal Party in its sole discretion, is sealed and not (a) directly subject to or associated with active mining or (b) subject to a Ten Year Mine Plan for future mining activities; provided, however, that the fact that Gob is subject to a Coal Permit shall in no way mean that such Gob is not within a Sealed Gob Area. Upon request of any Gas Party, the applicable Coal Party shall confirm in writing that a given Gob is, in fact, a Sealed Gob Area.

“Sealed Gob Area Well” shall mean any Gob Well that, at the time a given action is taken or proposed to be take (for example, plugging), is located in a Sealed Gob Area.

“SEC” shall mean the U. S. Securities and Exchange Commission.

“Shut-In Date” shall mean the date on which Capture activities at any Non-Coal Area Well is scheduled to cease in anticipation of mine-through.

“Spud” shall mean to commence drilling a Well as more specifically defined as the time when the drill bit first penetrates the earth.

“Stimulate” or “Stimulation” shall mean the artificial fracture or stimulation of geological zones or strata.

“Subsidiary” of any Person at any time shall mean (i) any corporation or trust of which more than 50% (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which more than 50% of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which more than 50% of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled by such Person or one or more of such Person’s Subsidiaries.

“System(s)” shall mean all equipment that is necessary to Capture Gas produced from any Well other than equipment needed merely to vent Gas, including, without limitation, compressors, treating facilities, surface storage facilities, processing plants and gathering or transportation lines.

“Ten Year Mine Plan” shall mean at any time the then completed mine plan delivered to the Gas Parties with respect to the Coal Parties’ projected mining activities for the subsequent ten (10) years produced by the Coal Parties for areas in which the Gas Parties hold Gas Rights as of the Effective Date or have acquired Gas Rights at any time thereafter while CNX is an Affiliate of CEI, and certified by the chief operating officer of CEI as genuine; provided, however, that any area that is not reasonably likely ever to be subject to Gas Development or Capture activities by any Gas Party need not be included in any such plan.

Master Cooperation and Safety Agreement

“VAM” shall mean any Gas extracted from a mine by way of the mine’s ventilation fans.

“Vertical Vent Hole” shall mean a vertical borehole into a mine drilled or used for the purpose of venting Coal Gas for mine safety, including, without limitation, the release of pressure in a Sealed Gob Area as required by any Official Body.

“Viable Coal Seam” shall mean any portion of any coal seam other than a Non-Viable Coal Seam.

“VTH Well” shall mean a vertical-to-horizontal Well drilled in advance of mining and producing from within virgin coal seams.

“Water Disposal Facility” shall mean a facility used for disposal of fluids produced as a result of the drilling, stimulation, recompletion, development, production, and gathering of Gas.

“Well Fluid” shall mean any fluid produced in conjunction with the Capture of Gas appropriate and eligible for disposal in any Class II or V or similar Water Disposal Facility permitted by the United States Environmental Protection Agency or any similar Official Body.

“Well” shall mean a well drilled and permitted, or later permitted, for the commercial production of Gas, including, without limitation, any Conventional Well, VTH Well, Frac Well, or Gob Well.

Capitalized terms used and not defined above or otherwise defined herein shall have the meaning ascribed thereto in the Master Separation Agreement unless the context clearly indicates otherwise.

1.2 Accounting and Other Principles

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters pursuant to this Agreement shall be made and prepared in accordance with generally accepted accounting principles as in effect from time to time (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by such generally accepted accounting principles. Unless the context clearly requires a different interpretation, references in this Agreement to any Gas Asset mean a Gas Asset which the Gas Parties owned, leased or otherwise controlled as of the Effective Date or at any time thereafter when CNX is an Affiliate of CEI. The intention of the parties is that this Agreement applies (i) to the properties and other assets of the Gas Parties which they own, lease or otherwise control during the period of time from on and after the Effective Date to and including the date on which CNX is no longer an Affiliate of CEI and (ii) to the properties and other assets of the Coal Parties which they own, lease or otherwise control during the period of time from on and after the Effective Date to and including the date on which CNX is no longer an Affiliate of CEI.

Master Cooperation and Safety Agreement

2. General Objectives and Overriding Principles

All Gas Development and Capture pursuant to the terms of this Agreement shall be subject to, and all other provisions of this Agreement shall be construed and applied in a manner which is consistent with, the following general objectives and overriding principles:

2.1. Safety

The safety of mining and Gas operations is the most important objective of the business relationship memorialized in this Agreement.

2.2. Separate Businesses with General Obligation to Cooperate

While they are separate, self-sufficient business groups, in light of certain overlapping interests, the Coal Parties on the one hand and the Gas Parties on the other shall work with the other in good faith with the goal of maximizing value for both groups subject to the terms of this Agreement.

2.3. Priority of Coal Estate; Right to Vent/Shut In

With respect to any Gas operations within a Mine Area, the Coal Parties’ coal operations, including considerations of mine productivity and mine safety, shall at all times prevail over Gas operations. Consequently, with respect to any Mine Area, the Coal Parties shall have the unencumbered right and ability, exercisable in any Coal Party’s sole discretion, to vent and/or shut in, at any and all times, any Gas so as to assure and promote at all times a safe and productive working environment in any Coal Party’s mine if such Coal Party determines, in its sole discretion, that it is not safe or productive for the applicable Gas Party to produce, collect, gather or otherwise Capture such Gas.

2.4. Limitation on Liability

Except as set forth elsewhere in this Agreement, the Coal Parties shall have no liability to any Gas Party arising from any determination by any Coal Party with respect to its coal operations within a Coal Area, including venting and shutting in Gas, unless the Gas Parties demonstrate by clear and convincing evidence that such determination was made in bad faith.

2.5. Core Samples and Related Matters

Upon request, the Coal Parties shall make available for review to the Gas Parties the results of any core hole samples and desorption tests relating to Gas and any title studies, opinions or reports relating to Gas for any areas in which the Gas Parties hold Gas Rights as of the Effective Date or have acquired Gas Rights at any time thereafter when CNX is an Affiliate of CEI. Upon request, the Gas Parties shall make available for review to the Coal Parties the results of any core hole samples and desorption test results relating to Gas and any title studies relating to coal for any areas in which the Gas Parties hold as of the Effective Date or have acquired Gas Rights thereafter at any time when CNX is an Affiliate of CEI.

2.6. Consent for Mining and Gas Operations

Subject to the terms of this Agreement relating to certain required payments, the Gas Parties agree that each of them shall execute and deliver any waiver or consent as may be

Master Cooperation and Safety Agreement

reasonably necessary to allow mining operations in the vicinity of any property owned or controlled by any Gas Party, including, without limitation, any Gas Asset. The Coal Parties agree that (a) the Gas Parties are hereby granted the rights, if any, which the Coal Parties have to Capture Gas from any Well associated with such Coal Party’s property within the Project Area, and (b) each of them shall deliver any waiver or consent as may be reasonably required for such Well, including, without limitation, with regard to Well spacing restrictions and location of Systems; provided, however, that, with respect to any Mine Area Well, and in order to promote mine safety or mine productivity, any Coal Party may refuse to (x) waive its rights or (y) consent to any proposed action.

2.7. Operational Relationship Between Gas Parties and Coal Parties

2.7.1 CEI Contact and CNX Contact

In order to facilitate a smooth operational relationship between the Gas Parties and the Coal Parties, each of CNX and CEI shall designate a representative with operational knowledge to serve as such Party’s principal contact for the other Party in respect of matters arising under, or in connection with, this Agreement (with respect to CNX, the “GasCo Contact”; with respect to CEI, the “CEI Contact”). The full contact information for each such representative as of the date of this Agreement is set forth on Schedule 2 attached hereto and made a part hereof. Each of CEI and CNX shall promptly notify the other Party and update Schedule 2 to the extent that any information relating to the CEI Contact or the GasCo Contact changes.

2.7.2 Coordination of Annual Drilling Plan and Ten Year Mine Plan

In addition to overseeing all operational matters relating to this Agreement, it shall be the duty of the GasCo Contact and the CEI Contact to coordinate in good faith the Annual Drilling Plan with the Ten Year Mine Plan as follows: (a) not later than September 1 of each year, the GasCo Contact shall deliver to the CEI Contact a draft of the Annual Drilling Plan for the next following calendar year for coordination with the Ten Year Mine Plan (it being understood that such draft shall have been the result of prior coordination, as reasonably necessary, between the GasCo Contact and the CEI Contact, or their respective designees), (b) not later than October 1 of the same year, the CEI Contact, subject to the consent of the GasCo Contact, shall approve a mutually agreeable final form of Annual Drilling Plan for the next following calendar year that is appropriately coordinated with the Ten Year Mine Plan.

3. Certain Operating Terms

The following operating terms shall govern the Capture of Gas by the Gas Parties under this Agreement:

3.1. Activities in Non-Coal Area

3.1.1 Control of Gas Parties Over Operations

Except as set forth below in this Section 3.1.1, the Gas Parties, in their sole discretion and at their sole cost and expense, shall be responsible for the Development of Wells and the Capture of Gas in any Non-Coal Area, including, without limitation, where to locate Wells, what types of Wells to drill, where to locate or expand Systems, how and when to market Gas and all related matters. Notwithstanding the foregoing the Gas

Master Cooperation and Safety Agreement

Parties shall (a) through the delivery of the Annual Drilling Plan, at all times keep the applicable Coal Parties reasonably informed of where the Gas Parties intend to locate Wells and Systems in any Non-Coal Area, and (b) consent to any reasonable request by a Coal Party to change the proposed location of a Non-Coal Area Well not yet drilled (for the avoidance of doubt any request to move a proposed Well to another location in the same Gas Unit shall be deemed prima facie reasonable); provided, however, that the foregoing duty to inform and consent shall not apply to any area that is not reasonably likely to ever become a Coal Area; and further provided, however, that the applicable Coal Party shall promptly pay upon demand to the applicable Gas Party any incremental Capital Costs of Development incurred by the Gas Party as a result of its compliance with the Coal Party’s request to change the location of any Well.

3.1.2 Plugging (Non-Coal Area)

The Gas Parties shall be responsible, in their sole discretion and at their sole cost and expense, for the plugging of any Well that, at the time of the proposed plugging, is located in any Non-Coal Area. The Gas Parties shall keep the Coal Parties reasonably informed of planned plugging activities other than plugging activities in any area that is not reasonably likely to ever become a Coal Area. No Gas Party shall delay the plugging of a Well then located in a Non-Coal Area that is not then producing Gas in commercial quantities to the extent reasonably foreseeable that such Well will be located in a Coal Area at a later date and hence subject to any Coal Party’s duty to plug as set forth below in Section 3.2 [Activities in Coal Area]; in the event of such delay, the applicable Gas Party shall reimburse the applicable Coal Party upon demand for the Coal Party’s out-of-pocket costs incurred in plugging such Well. Notwithstanding the foregoing, in the event that any Coal Party determines, in its sole discretion, that any Sealed Gob Area Well should be plugged for the safety of any Mine Area, the applicable Gas Party shall, upon written request, plug such Well, provided that the applicable Coal Party shall reimburse the Gas Party upon demand for all out-of-pocket costs arising from any such plugging.

3.2. Activities in Coal Area

3.2.1 Development of Wells in Coal Area

The Coal Parties, in their sole discretion and at their sole cost and expense, may engage in the Development of any Coal Area Well other than the expansion of any System to connect to a Well. Notwithstanding the foregoing, the Gas Parties may, with the prior written approval of the applicable Coal Party (such approval shall not be unreasonably withheld), drill and Capture Gas from a Coal Area Well provided that the applicable Gas Party, at its sole cost and expense, shall be responsible for all costs associated therewith, including, without limitation, costs of plugging, Capital Costs associated with Development of such Well and Operating Expenses.

3.2.2 Capture of Gas in Coal Area

Except as set forth above in Section 2 [General Objectives and Overriding Principles] and below in this Section 3.2.2, the Gas Parties, at their sole cost and expense, shall be responsible for all aspects of the Capture of Gas in any Coal Area, including, without limitation, how and when to transport, store and market Gas. Except as set forth below, in Section 3.2.3 [Participation by Coal Parties in Experimental Projects], the Coal

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Parties shall have no right to participate in the Capture of Gas in a Coal Area. The Gas Parties shall keep the Coal Parties reasonably informed of all Gas Capture activities within any Coal Area; notwithstanding the foregoing, consistent with Sections 2.3 [Priority of Coal Estate; Right to Vent/Shut In] and 2.4 [Limitation on Liability], except as set forth below in Section 3.2.4 [Mine-Through of Wells], the Coal Parties shall not be liable to any Gas Party for any Losses arising from, and the Gas Parties agree to indemnify and hold harmless each Coal Party against any Claims made with respect to, any Coal Party’s decision to plug a given Well then located in a Mine Area at any time to promote mine safety or mine productivity.

3.2.3 Participation by Coal Parties in Experimental Projects

The Coal Parties shall be entitled to participate in Mine Area projects for the Capture of VAM. The terms and conditions of such participation shall be agreed upon by the applicable Gas Parties and Coal Parties.

3.2.4 Mine-Through of Wells

Subject only to the payment obligations set forth in Section 3.2.5 below [Coal Parties Pay for Loss of Non-Coal Area Gas Assets due to Mine-Through], the Coal Parties shall have the absolute right to mine through any Well located in a Mine Area. Not later than sixty (60) days prior to the Shut-In Date, if any Coal Party anticipates that mine-through of a Well from which any Gas Party is Capturing Gas will occur as a result of a Coal Party’s mining operations, the Coal Party shall notify the applicable Gas Party of the anticipated mine-through. In the case of a Frac Well that could be recompleted as a Gob Well following mine-through, the Coal Party shall also inform the applicable Gas Party whether or not the Coal Party intends to recomplete the Frac Well as a Gob Well. In the event that the Coal Party does not elect to recomplete the Well, the Gas Party shall have the option, at its sole cost and expense, and with the prior written consent of the applicable Coal Party, which shall not be unreasonably withheld, to recomplete the Frac Well as a Gob Well; provided, however, that the Gas Party shall be responsible for the plugging of the Gob Well.

3.2.5 Coal Parties Pay for Loss of Non-Coal Area Gas Assets due to Mine-Through

As more fully set forth on Schedule 3 attached hereto and made a part hereof, the applicable Coal Party shall reimburse the applicable Gas Party for loss of each Non-Coal Area Well and associated Gas Assets. As more fully set forth on Schedule 3, the Coal Parties shall have the right to audit the applicable Gas Party’s books and records relating to any given Non-Coal Area Well once a Coal Party has received a demand for payment in respect of mine-through of that Well; the Gas Parties shall comply promptly and in good faith with any such request to audit books and records. Notwithstanding the foregoing, the Gas Parties shall be responsible, at their sole cost and expense, to cure any default in any Gas lease or other governing document caused by any cessation of Capture activities resulting from the mine-through of any Well.

3.2.6 Plugging (Coal Area)

The Coal Parties shall be responsible, in their sole discretion and at their sole cost and expense, for the plugging of any Well that, at the time of the proposed plugging,

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is located in any Coal Area; provided, however, that the Coal Parties shall not be responsible for the costs of plugging any Coal Area Well drilled or recompleted at the election of any Gas Party as set forth in Sections 3.2.1 [Development of Wells in Coal Area] and 3.2.4 [Mine-Through of Wells]. The applicable Gas Parties shall fully cooperate with the applicable Coal Parties as reasonably requested with regard to the plugging of any Well then located within a Coal Area. Except to the extent requested by a Gas Party, no Coal Party shall delay the plugging of a Well then located in a Coal Area that is not then producing Gas in commercial quantities to the extent reasonably foreseeable that such Well will be located in a Non-Coal Area at a later date and hence subject to any Gas Party’s duty to plug as set forth above in Section 3.1 [Activities in Non-Coal Area]; in the event of such delay, the applicable Coal Party shall reimburse the applicable Gas Party upon demand for the Gas Party’s out-of-pocket costs incurred in plugging such Well; to the extent that any delay is requested by a Gas Party, the Gas Party shall be responsible, at its sole cost and expense, for the plugging of the subject Well.

3.2.7 Master Control System

Any Master Control System with respect to any Coal Area shall be owned, operated and maintained by the Gas Parties at their sole cost and expense. The Gas Parties shall also bear the cost and expense of (a) extending any Master Control System for new Wells within any Coal Area, and (b) installing any Master Control System with respect to Coal Areas created after the date of this Agreement. Whether or not to make any material upgrade to any Master Control System (as distinguished from hooking up additional Wells to an existing Master Control System) and which parties shall bear the Capital Costs thereof, shall be determined by the Parties in a mutually agreeable manner. The Gas Parties agree, however, that any Master Control System shall be considered a “common servant” even though it remains a Gas Party asset and the responsibility of the Gas Parties to operate. Each Gas Party shall cooperate with each Coal Party in providing necessary access to any Master Control System on a 24-hour per day, 365-day per year basis for monitoring purposes only. Any Master Control System shall at all times be operated in accordance with the general objectives and overriding principles set forth in Section 2 above.

3.2.8 Certain Coal Party and Gas Party Employees

So long as the affected Parties are Affiliates and for a period of three (3) years after the date on which such Parties first cease to be Affiliates, without the prior written consent of the other Party, no Gas Party or Coal Party shall be entitled to hire away from the other Party any employee customarily employed in Gas Capture related activities within a Mine Area. CNX shall be deemed to have given such written consent to the extent (i) that an employment or severance agreement between CNX and its employee specifically provides that under certain circumstances that employee may be re-employed by a Coal Party and (ii) the Coal Party re-employs that employee in accordance with those circumstances.

Master Cooperation and Safety Agreement

3.3. Certain Matters Relating to Systems

3.3.1 Relocation of Systems and Other Surface Assets

Subject to the express condition precedent set forth at the end of this Section 3.3.1, at the reasonable request of any Coal Party, the applicable Gas Parties shall promptly cause any portion of any System or other surface asset located in a Coal Area to be relocated in order to facilitate the Coal Parties’ coal operations, including considerations of mine productivity and mine safety; provided, however, that any such relocation resulting primarily from a Coal Party’s location or relocation of any surface facility relating to its mining operations shall be at the sole cost and expense of the applicable Coal Party which promptly, but in any event not later than thirty (30) days following demand by the applicable Gas Party, shall reimburse the applicable Gas Party for the Gas Party’s out-of-pocket costs arising from any such relocation. Any request for relocation under this Section shall be made in writing and received by the applicable Gas Party not less than sixty (60) days in advance of the earlier of (a) the first date on which any application or other required paperwork is due in respect of such relocation (if any), or (b) the date on which the relocation work must commence in order to complete the relocation within the timeframe requested in a reasonable, workmanlike manner. Timely delivery of any request shall be an express condition precedent to the maturation of any Gas Party’s duty to relocate any portion of any System pursuant to this Section 3.3.1.

3.3.2 Subsidence of Systems; Indemnity

Each Coal Party shall have the right to subside any portion of any System located within a Mine Area; provided, however, that such Coal Party shall reimburse the applicable Gas Party for the Gas Party’s out-of-pocket costs arising from damage to a Current System. Each of the Gas Parties shall indemnify, hold harmless and defend the Coal Parties from and against any Gas Party Claim relating to the subsidence of any (a) Current System, to the extent of any Claim relating to any Loss other than out-of-pocket costs described above, and (b) Future System.

4. Stimulation

Subject to the limitations described below in this Section 4, the Gas Parties shall have the absolute right to Stimulate any Viable Coal Seam and any Non-Viable Coal Seam in the Project Area, provided, however, that the Gas Parties shall not conduct any such Stimulation with respect to any Viable Coal Seam or any Non-Viable Coal Seam that adversely affects any Viable Coal Seam in a material manner. In no way limiting the foregoing, each Gas Party expressly agrees that it shall (a) employ only standard Stimulation techniques consistent with past practices with respect to any Viable Coal Seam and (b) keep the Coal Parties reasonably informed of any Stimulation activities with respect to any Viable Coal Seam. Notwithstanding the foregoing clause (a), the Gas Parties may employ experimental or non-standard Stimulation techniques with respect to any Viable Coal Seam with the prior written consent of the applicable Coal Party, which consent shall not be unreasonably withheld. Any material deviation from standard Stimulation techniques with respect to Viable Coal Seams described above must be fully disclosed in the Annual Drilling Plan; if, at any time, any Coal Party determines, by clear and convincing evidence, that (xx) any Gas Party is conducting Stimulation in violation of this Section 4 [Stimulation] and (yy) such Stimulation could reasonably be expected to cause material damage to, or otherwise adversely affect in a material manner any Viable Coal Seam, such Coal Party may notify the applicable Gas Party and said Gas Party shall immediately halt the subject Stimulation pending resolution of the matter; the Gas Parties

Master Cooperation and Safety Agreement

expressly agree to indemnify, hold harmless and defend the Coal Parties from and against any Claim asserted by a Person not a Coal Party, and shall reimburse any Coal Party for any and all Losses, excluding assessments, penalties and fines, arising from such stoppage of Stimulation.

5. Permits; Licenses; Bonding

5.1. Non-Coal Area Wells

All necessary permits, licenses and bonds relating to the Development of any Non-Coal Area Well and the Capture of Gas from any Non-Coal Area Well shall be obtained by and held in the name of the applicable Gas Party. Prior to the commencement of drilling of any Non-Coal Area Well, the applicable Gas Party shall obtain the required title opinions and undertake any necessary curative work required for the commencement of drilling. To the extent that any Coal Party has previously obtained any title opinion or caused any other title work to be done in regard to a given area, the Coal Party shall promptly deliver to the applicable Gas Party upon request a copy of each such title opinion and a summary of any other title work done (together with copies of any document prepared in connection with such work if requested).

5.2. Coal Area Wells

Except with respect to Coal Area Wells drilled or recompleted at the election of the Gas Parties, all necessary permits, licenses and bonds relating to (a) the Development of any Coal Area Well shall be obtained by and held in the name of the applicable Coal Party and (b) the Capture of Gas from any Coal Area Well shall be obtained by and held in the name of the applicable Gas Party; to the extent that the foregoing are not severable as between Development on the one hand and Capture on the other, all such necessary permits, licenses and bonds relating to any Coal Area Well shall be held in the name of the applicable Gas Party and the applicable Coal Party shall promptly, but in any event not later than thirty (30) days following demand by the applicable Gas Party, pay to the applicable Gas Party the Capital Costs associated with such permits, licenses and bonds. Except with respect to Coal Area Wells drilled at the election of the Gas Parties, prior to the commencement of drilling of any Coal Area Well, the applicable Coal Party shall obtain the required title opinions and undertake any necessary curative work required for the commencement of drilling. To the extent that any Gas Party has previously obtained any title opinion or caused any other title work to be done in regard to a given area, the Gas Party shall promptly deliver to the applicable Coal Party upon request a copy of each such title opinion and a summary of any other title work done (together with copies of any document prepared in connection with such work if requested). With respect to Coal Area Wells drilled or recompleted at the election of the Gas Parties, all necessary permits, licenses and bonds relating to the Development of such Coal Area Wells and title opinions and any necessary curative work required for the commencement of drilling of such Coal Area Wells shall be obtained by the Gas Parties.

6. Proceeds from Wells

Except as expressly set forth elsewhere in this Agreement, the Gas Parties shall receive all proceeds from the Capture of Gas from all Wells.

Master Cooperation and Safety Agreement

7. Measurement

The Gas Parties shall (a) accurately measure all Capture of Gas for allocation to royalty and working interest owners, and (b) bear all costs and expenses for the installation and calibration of flow measuring devices, to be located on the surface, necessary to measure and allocate production. The Gas Parties shall provide any measurement data as may be reasonably requested by the Coal Parties.

8. Compliance with Safety and Access Policies

As between the Coal Parties on the one hand and the Gas Parties on the other hand, with respect to any activity on the property of another Party, (a) with regard to safety (i) each Party shall observe and comply with the more stringent of its own or the other Party’s safety policy statements, guidelines and requirements and (ii) all personnel engaged or directed by any Party and all subcontractors engaged in activities on behalf of any Party shall similarly comply with the more stringent of such safety policy statements, guidelines and requirements as required of the Parties themselves, and (b) with regard to access (i) the visiting Party shall observe and comply with the other Party’s contractor access policies, and (ii) cause all personnel engaged or directed by such visiting Party and all subcontractors engaged in activities on behalf of such visiting Party to comply with the other Party’s access policies as required of the visiting Party itself.

9. Discharging of Duties

The Coal Parties and Gas Parties shall use their reasonable efforts in discharging their duties under this Agreement and shall undertake their efforts in an efficient, businesslike and cost-effective manner.

10. Duty to Keep Parties Informed

Each Coal Party and each Gas Party shall keep the other Parties informed of any matters that any Coal Party or Gas Party, in the exercise of reasonable judgment, considers to be a material matter relating to (a) the construction, maintenance, operation, location and repair of Systems and Wells hereunder, and (b) any proposed changes to any Ten Year Mine Plan and any Annual Drilling Plan.

11. Property to be Kept Free of Liens

The Gas Parties shall keep all real property and all personal property within the Coal Area free and clear of all liens and encumbrances arising in any manner from the Gas Parties’ performance of services and the activities relative to the Development, maintenance and repair of the Wells or facilities associated therewith and the Capture of Gas to the extent that any such lien or encumbrance could reasonably be expected to impede or frustrate the mining operations of any Coal Party. The Coal Parties agree that each of them shall keep all real property and all personal property within the Project Area free and clear of all liens and encumbrances arising in any manner from the Coal Parties’ mining development and operations to the extent that any such lien or encumbrance could reasonably be expected to impede or frustrate the Gas operations of any Gas Party.

12. Independent Contractors

The Coal Parties and the Gas Parties shall observe, and consult with each other in connection with, the performance of their obligations under this Agreement; provided,

Master Cooperation and Safety Agreement

however, that except as otherwise expressly provided in this Agreement, no Coal Party shall have the right to supervise, direct, or control the performance of any Gas Party’s obligations, and no Gas Party shall have the right to supervise, direct, or control the performance of any Coal Party’s obligations.

13. Unitization

Any Gas Party shall have the right to unitize any Gas Asset as may be (a) established or prescribed by field rules or other regulatory order or (b) otherwise determined by any Gas Party, in its sole discretion.

14. Disposal of Fluids; License to Use of Voids and Pools for Water

Except as expressly set forth in this Section 14, each Gas Party shall be responsible for, at its sole cost and expense, the disposal of all fluids produced in conjunction with the Capture of Gas. Notwithstanding the foregoing, each of the Coal Parties grants each of the Gas Parties a license that shall remain in effect throughout the term of this Agreement for the purpose of disposing of Well Fluid in any void, formation or pool owned or otherwise controlled by any Coal Party; provided, however, that, except with respect to disposal arrangements in place as of the date of this Agreement with respect to which the applicable Gas Party holds the relevant permit or other governing document (which arrangements shall remain in place pursuant to their terms), no Gas Party shall cause any such Well Fluid to be injected or otherwise placed in any such void, formation or pool without (a) the payment by the applicable Gas Party to the applicable Coal Party (on mutually agreeable terms) of the incremental out-of-pocket costs resulting from such injection or placement and (b) the prior written consent of the applicable Coal Party (which shall not be unreasonably withheld). The Coal Parties shall use reasonable care to maintain, update and otherwise keep current each Coal Permit or other governing document relating to any Water Disposal Facility.

15. Shared Surface Facilities and Related Items

For the avoidance of doubt, and in no way limiting their application to any other Section of this Agreement, this Section 15 [Shared Surface Facilities and Related Items] shall be expressly subject to the provisions of Section 8 [Compliance with Safety and Access Policies].

15.1 Utilization of Each Parties Roads and Rights of Way; License

Each Coal Party and each Gas Party may, consistent with any limitations imposed by permits and relevant agreements with third parties, use any road, and/or right of way owned, constructed or controlled by any Coal Party or any Gas Party when necessary or convenient for mining operations, Development, Capture, and all other related activities. To the extent not already accomplished in other documents, each of the Coal Parties hereby grants to each of the Gas Parties, and each of the Gas Parties hereby grants to each of the Coal Parties a license to use its roads and rights of way consistent with the foregoing for the term of this Agreement.

15.2 Access to Shaft Sites and Vertical Vent Holes; License

Each Gas Party may, consistent with any limitations imposed by Section 8 [Compliance with Safety and Access Policies], permits and relevant agreements with third parties, access any shaft site or borehole owned, constructed or controlled by any

Master Cooperation and Safety Agreement

Coal Party when necessary or convenient for Development, Capture and all other related activities. To the extent not already accomplished in other documents, each of the Coal Parties hereby grants to each of the Gas Parties a license to access its shaft sites and Vertical Vent Holes consistent with the foregoing for the term of this Agreement. The foregoing shall expressly apply to Section 14 [Disposal of Fluids; License to Use of Voids and Pools for Water].

15.3 Power Lines and Substations; License

Each Gas Party may, consistent with any limitations imposed by permits, relevant agreements with third parties and applicable law/regulation, access, and draw electrical power from any power line or substation owned, constructed or controlled by any Coal Party when necessary or convenient for Development, Capture and all other related activities; provided, however, that, upon demand, the applicable Gas Party shall reimburse at cost the applicable Coal Party for any usage of power in connection with the foregoing. To the extent not already accomplished in other documents, each of the Coal Parties hereby grants to each of the Gas Parties a license to access, and draw electrical power from, its power lines and substations consistent with the foregoing for the term of this Agreement. The Gas Parties shall, upon demand, pay to the Coal Parties the Gas Parties’ ratable share of all Operating Expenses and, with respect to any power line or substation constructed after the date of this Agreement, all Capital Costs, relating to power lines and substations owned, constructed or controlled by any Coal Party and benefiting the Gas Parties. No Coal Party shall transfer, assign, lease or abandon substantially all of its rights to any power line or substation without first offering such rights to the Gas Parties.

15.4 Other Surface Facilities; Further Assurances

The Coal Parties and the Gas Parties shall cooperate to reach a mutually agreeable arrangement regarding the use of all other surface facilities (including, without limitation, offices, warehouses and other buildings) owned, leased or otherwise controlled by any Party to the extent reasonably necessary to the operations of any other Party. Each Party shall bear its own costs in connection with its efforts in this regard.

15.5 Radio Communication Systems; License

Each Coal Party and each Gas Party may, consistent with any limitations imposed by permits and relevant agreements with third parties and the provisions of Section 28 [Confidentiality], use any radio communication system owned, constructed or controlled by any Coal Party or any Gas Party when necessary or convenient for mining operations, Development, Capture, and all other related activities. To the extent not already accomplished in other documents, each of the Coal Parties hereby grants to each of the Gas Parties, and each of the Gas Parties hereby grants to each of the Coal Parties a license to use its radio communication systems consistent with the foregoing for the term of this Agreement.

15.6 Maintenance; Compliance with Permits; Abatement of Notices of Violation

Except as expressly set forth in this Agreement, each of the Coal Parties and each of the Gas Parties shall remain responsible, at its respective sole cost and expense, for

Master Cooperation and Safety Agreement

(a) the maintenance and repair of its roads, rights of way, power lines, substations, other surface facilities and radio communication systems, (b) compliance with the terms of all applicable permits issued to it (including reclamation) and (c) the abatement of all notices of violation which may be issued.

15.7 Exercise of Reasonable Care

Each of the Coal Parties and each of the Gas Parties shall exercise reasonable care in making use of any road, right of way, power line, substation, other surface facility or radio communication system owned, constructed or controlled by another Party to this Agreement in order to minimize the cost of maintaining and repairing the other Parties’ assets.

16. Reservation of Right to Control Coal Operations

Subject to the terms of this Agreement, each of the Coal Parties have, and do hereby reserve, the exclusive right to control all aspects of their coal operations and to make any and all determinations, in their sole discretion, with respect to such coal operations, including, without limitation, revising or changing any mine plans, requiring the plugging or venting of Wells (as provided herein) for coal operations, or, curtailing, interrupting or totally ceasing such coal operations. By the signatures of their authorized representatives below, each of the Gas Parties agrees to, confirms and ratifies the foregoing reservation of rights.

17. Reservation of Mining Rights

The Coal Parties hereby reserve and retain all mining rights, whether expressly granted by lease or other agreement or implied at law, to, without limitation, use the surface within any Coal Area for activities associated with coal mining including, without limitation, venting Coal Gas and drilling Vertical Vent Holes for degasification.

18. Use of Gas for Fuel

At their sole cost and expense (including Capital Costs and Operating Expenses), the Coal Parties shall have the right to use Coal Gas produced from Coal Area Wells consistent with past practices (including consumption practices). Except as otherwise provided in existing agreements in effect as of the date of execution of this Agreement, the Coal Parties shall pay the applicable Gas Party for any Coal Gas used in connection with mining operations at reasonable market prices determined by comparison to prices received for similar quality Coal Gas produced from Wells in the same Mine Area at the time of such utilization. Any matter arising under this Section 18 (including, without limitation, any attempt by any Official Body to assert jurisdiction over the Parties in respect of the matters set forth in this Section 18), is expressly subject to the provisions of Section 2.2 above [Separate Businesses with General Obligation to Cooperate].

19. Failure of Title

In the event any Failure of Title occurs within the Project Area, no Capital Costs associated with Development and no Operating Expenses shall be recouped by any Coal Party from any Gas Party and vice versa with respect to the assets in question. Each of the Gas Parties hereby (a) waives all of its rights and remedies as against the Coal Parties for any Loss arising from a Failure of Title, and (b) agrees to indemnify, hold harmless and defend the Coal Parties from and against any Claim asserted by a Person not

Master Cooperation and Safety Agreement

affiliated with the Coal Parties, and shall reimburse any Coal Party for any and all Losses, excluding assessments, penalties and fines, arising from or in connection with any Failure of Title, including, without limitation, any Claim and/or Loss for willful trespass regarding Capture of Coal Gas.

20. Indemnities

20.1 General Indemnity

Each of the Gas Parties shall indemnify, hold harmless and defend the Coal Parties from and against any Claim asserted by a Person who is not a Coal Party and shall reimburse any Coal Party for any and all Losses (excluding assessments, penalties and fines) arising from personal injury or property damage resulting solely from that Gas Party’s negligence on or after the Effective Date in conducting Gas operations within the Project Area. Each of the Coal Parties shall indemnify, hold harmless and defend the Gas Parties from and against any Claim asserted by a Person who is not a Gas Party and shall reimburse any Gas Party for any and all Losses (excluding assessments, penalties and fines) arising from personal injury or property damage resulting solely from that Coal Party’s negligence on or after the Effective Date in conducting coal mining operations within the Project Area; provided, however, that this indemnity of the Coal Parties shall not apply to: (a) except as otherwise expressly provided in this Agreement, any and all Claims or Losses arising from personal injury to any Gas Party’s employees, or any Losses from damage to any Well, System or any other surface facility or from any loss of, or loss of access to, any Gas which personal injury, property damage and/or loss arise(s) in any manner from subsidence or any other effects of any Coal Party’s full extraction mining, or (b) any and all Claims or Losses arising from any third party personal injury or third party property damage which personal injury or property damage (i) arises in any manner from subsidence or any other effects of any Coal Party’s full extraction mining and (ii) would not have occurred but for the presence of any Well, System or surface facility within the Project Area and/or the Gas Parties’ operations within the Project Area.

20.2 Indemnity With Respect to Certain Leased Gas Rights

To the extent that any Current Gas Right or Future Gas Right shall consist of a right arising under a lease held by any Coal Party as lessee and the applicable Coal Party shall have assigned that right to a Gas Party in connection with this Agreement or the other Ancillary Agreements, the applicable Gas Party shall indemnify the applicable Coal Party from and against any Claim and shall reimburse such Coal Party for any and all Losses (excluding assessments, penalties and fines) arising from the exercise of rights by the lessor of such Current Gas Right or Future Gas Right pursuant to such lease.

21. Regulatory Matters; Litigation

21.1 General Principles – Regulatory Matters

The Coal Parties and the Gas Parties acknowledge that, due to the complexity of the regulatory proceedings applicable to the subject matter of this Agreement, detailed, specific delineation of each party’s responsibility with respect to all regulatory matters would be impractical. Therefore, the basic principles set forth below shall be followed:

21.1.1 Notice of Adverse Regulatory Action

The Gas Parties shall promptly notify the Coal Parties of any oral or written threat or notice of adverse regulatory action received which could reasonably impact the Coal Parties’ coal operations. The Coal Parties shall promptly notify the Gas Parties of any oral or written threat or notice of adverse regulatory action received which could reasonably impact the Gas Parties’ Gas operations.

Master Cooperation and Safety Agreement

21.1.2 Applications Regarding Gas Units

All applications for the creation or modification of drilling Gas Units and for the pooling of Gas Units shall be prepared, filed and prosecuted by the appropriate Gas Party.

21.1.3 Matters Arising Before Official Bodies

The Gas Parties shall be responsible for resolving all matters arising before any Official Body that has or seeks to exercise regulatory jurisdiction over any matter affecting any Gas Party’s operations within any Coal Area or any Non-Coal Area. Costs associated with these services shall all be considered a Capital Cost associated with Development.

21.1.4 Primary Contact and Responder

The Gas Parties shall be the primary contacts for all complaints, notices of violation, and similar items filed by or with a state or Federal agency that may arise relative to Gas Rights or Gas operations under this Agreement. The Gas Parties shall be responsible for curing, abating or otherwise responding to any complaints, notices or similar items described in this Section 21.1.4.

21.1.5 Escrow Accounts and Obligations

The Gas Parties shall be responsible for remitting all payments to any escrow account or otherwise satisfying all obligations arising in respect of Gas Capture established by any Official Body in respect of unknown or unlocatable owners and for conflicting claims and shall maintain such books and records as are required by statute or regulation in connection therewith.

21.2 General Principles – Litigation

The Coal Parties and the Gas Parties anticipate that legal issues and litigation hearings, proceedings and appeals may arise involving, without limitation, Coal Gas ownership issues, lease interpretation issues, title issues and regulatory issues, all of which are contemplated by this Section. Therefore, the basic principles set forth below shall be followed to the extent that the Coal Parties and the Gas Parties have a joint, and not adverse, interest (Section 21.2.1 and 21.2.3 shall also apply when the parties have adverse interests):

21.2.1 Notice

The Coal Parties shall promptly notify the Gas Parties, and vice versa, of any challenge or threat to the title of its lessor(s), or claim of ownership to any Gas, regardless of whether such challenge or claim is oral or written.

Master Cooperation and Safety Agreement

21.2.2 Attorneys

The applicable Coal Parties shall retain counsel, at the cost and expense of the Gas Parties affected, subject to approval by those Gas Parties, to represent the applicable Coal Parties and the applicable Gas Parties in any litigation, hearings, proceedings and appeals relating to any Gas Rights (a) in which a Coal Party has an ownership or leasehold interest and (b) which benefit the Gas Parties as contemplated by this Agreement. Except as otherwise set forth in this Section 21.2.2, the Gas Parties shall be responsible, at their sole cost and expense, for retaining counsel in connection with all Gas-related matters.

21.2.3 No Compromise

No Gas Party shall release, terminate, exchange, assign or in any manner compromise its or any Coal Party’s claims to Gas or coal on such Coal Party’s property arising from coal leases or other instruments without the prior written approval of the affected Coal Party. No Coal Party shall release, terminate, exchange, assign or in any manner compromise its or any Gas Party’s claims to Gas arising from leases or other instruments without the prior written approval of the affected Gas Party, except to the extent required by the general objectives and overriding principles set forth in Section 2 above.

21.2.4 Cooperation

In addition to all other such obligations set forth in this Agreement, the Coal Parties and the Gas Parties shall cooperate in all aspects of the representation of their interests. No Coal Party shall settle or compromise any action or proceeding without the consent of the affected Gas Party where such settlement or compromise could directly or indirectly operate to the detriment of such Gas Party. No Gas Party shall settle or compromise any action or proceeding without the consent of the affected Coal Party where such settlement or compromise could directly or indirectly operate to the detriment of such Coal Party.

22. Allowances and Credits

To the extent available as of the Effective Date as a matter of law (whether state or federal) in respect of any Current Gas Rights, CEI shall retain all right, title and interest in and to any (a) carbon dioxide credits, as defined by §1605(b) of the Energy Policy Act of 1992, (b) emission allowances (including, without limitation, as relate to VAM) and (c) alternative fuels production or usage tax credits or tax allowances, or other similar tax credits or tax allowances. To the extent available after the Effective Date as a matter of law (whether state or federal), any such credits or allowances shall inure to the benefit of the Party designated by law as the owner of such credits or allowances.

In all other respects, the terms of that certain Tax Sharing Agreement dated of even date herewith by and between CEI and CNX shall govern the relationship of the Coal Parties and Gas Parties with regard to the tax matters as between the Coal Parties and the Gas Parties.

Master Cooperation and Safety Agreement

23. [Intentionally deleted.]

24. [Intentionally deleted.]

25. Parent Guarantee of Coal Parties and Gas Parties

CEI guarantees the performance of the obligations of any Coal Party hereunder. CNX guarantees the performance of the obligations of any Gas Party hereunder.

26. Payments

No payment required to be made under this Agreement shall be deemed made until indefeasibly paid in full in cash. Notwithstanding anything else to the contrary set forth elsewhere in this Agreement, each payment obligation described in this Agreement shall accrue upon the occurrence of the underlying transaction or occurrence and shall be payable without demand. Whenever any payment or action to be made or taken hereunder shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day.

27. Allocation of Corporate Opportunities; Future Gas Rights; Future Coal Rights

27.1 Allocation of Corporate Opportunities

Except as otherwise provided in Sections 27.2 [Future Gas Rights] and 27.3 [Future Coal Rights] below, so long as CNX shall be an Affiliate of CEI, (1) no Coal Party and no officer or director of a Coal Party (to the extent that any such Coal Party officer or director is also an officer or director of a Gas Party), shall have any duty to (a) inform any Gas Party of any corporate opportunity first identified by any Coal Party, or (b) offer any corporate opportunity to any Gas Party to the extent that any Coal Party declines to pursue an opportunity, and (2) no Gas Party and no officer or director of a Gas Party (to the extent that such Gas Party officer or director is also an officer or director of a Coal Party), shall have any duty to (a) inform any Coal Party of any corporate opportunity first identified by any Gas Party, or (b) offer any corporate opportunity to any Coal Party to the extent that any Gas Party declines to pursue an opportunity. Notwithstanding the foregoing, so long as CNX shall be an Affiliate of CEI, to the extent that any corporate opportunity is simultaneously identified by both a Coal Party and a Gas Party, such opportunity shall belong to the applicable Coal Party who shall have no duty to offer any such opportunity to any Gas Party to the extent that any Coal Party declines to pursue such opportunity.

27.2 Future Gas Rights

27.2.1 Right of First Refusal

So long as CNX shall be an Affiliate of CEI, each Coal Party shall offer the appropriate Gas Party (as determined by CNX in its sole discretion) a first right of refusal to (a) participate in any transaction proposed to be entered into by the Coal Party involving Future Gas Rights within the United States of America, or (b) purchase, lease or otherwise control Future Gas Rights obtained by the Coal Party as a result of a final judicial determination, or as a result of regulatory or legal action by any governmental authority, holding that the Coal Party is the owner of any Future Gas Rights within the United States of America. To the extent such Future Gas Rights are not freely conveyable, assignable or transferable, the Coal Party hereby required to offer the first

Master Cooperation and Safety Agreement

right shall promptly offer to provide the beneficial ownership of such Future Gas Rights to the Gas Party to whom the Future Gas Rights would, but for the impediment(s) to conveyance, assignment or transfer, have been offered. The Coal Parties and the Gas Parties agree to attempt to negotiate in good faith a means by which the Gas Party to whom such Future Gas Rights or beneficial ownership are offered will reimburse the Coal Party for its fair share of the total costs associated with obtaining such Future Gas Rights.

27.2.2 Consideration

To the extent that the applicable Gas Party accepts any offer made pursuant to Section 27.2.1 [Right of First Refusal] above, the Gas Party shall pay the applicable Coal Party the fair market value of any Future Gas Rights assigned, conveyed, otherwise transferred to or obtained by such Gas Party.

27.2.3 Further Assurances

Each of the Coal Parties hereby expressly agrees to do such other acts and things as CNX or any other Gas Party in its reasonable discretion may deem necessary or advisable from time to time in order to effectuate the terms and intent of Sections 27.2.1 [Right of First Refusal] and 27.2.2 [Consideration] above; provided, however, the Gas Parties shall bear all expenses and costs (including, without limitation, transfer taxes, property taxes, filing fees and attorneys’ fees) relating to such acts and things performed by the Coal Parties at the Gas Parties’ request.

27.3 Future Coal Rights

The Gas Parties agree that so long as CNX shall be an Affiliate of CEI, the provisions of Sections 27.2.1 [Right of First Refusal], 27.2.2 [Consideration] and 27.2.3 [Further Assurances] above shall apply to the Gas Parties with respect to any coal rights they may propose to acquire or come to control.

28. Confidentiality

Confidentiality of information shall be governed by Article 5 [Access to Information] of the Master Separation Agreement. If the Master Separation Agreement shall have been terminated and three years have elapsed since its termination (resulting in Article 5, other than Section 5.8, no longer being in effect), then the following shall become applicable: Each Coal Party and each Gas Party shall keep confidential all information obtained from any Gas Party, in the case of a Coal Party, and any Coal Party, in the case of a Gas Party, which is nonpublic and confidential or proprietary in nature (including any information any Coal Party or any Gas Party specifically designates as confidential), except as provided below, and use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. Each Coal Party and each Gas Party shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to the extent required by applicable law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iii) if it becomes publicly available other than as a

Master Cooperation and Safety Agreement

result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, (iv) in connection with the exercise, preservation or protection of any right or remedy hereunder, applicable law or equity or (v) if the other party shall have consented to such disclosure. Notwithstanding the foregoing, any Coal Party shall be entitled to disclose any information concerning any Gas Party to third parties in connection with any proposed transaction involving any Coal Party’s ownership interest in any Gas Party, subject to agreement of such third parties to maintain the confidentiality of such information.

29. Term

Subject to the other provisions of this Agreement, this Agreement shall remain in effect for a term of ninety-nine (99) years from the date hereof, and as long thereafter as any Gas is being Captured in the Project Area in paying quantities pursuant to or in connection with this Agreement.

30. Termination by Consent

Notwithstanding the provisions of Section 29 [Term], this Agreement may be terminated with the written consent of each of the Parties.

31. Incorporation of Miscellaneous Terms

The terms set forth on Schedule A attached hereto are incorporated by reference and shall apply to this Agreement (including each of the exhibits and other schedules hereto); provided, however, that the section of Schedule A on Consequential Damages shall not apply (i) to the indemnity obligations of the Gas Parties to the Coal Parties against any Claim(s) set forth in Section 3.3.2 [Subsidence of Systems; Indemnity], in Section 4 [Stimulation], and in Section 20.1 [General Indemnity], (ii) to the indemnity obligations of the Coal Parties to the Gas Parties against any Claim(s) set forth in Section 20.1 [General Indemnity] and Section 20.2 [Indemnity with Respect to Certain Leased Gas Rights] or (iii) to the determination of the reimbursement due under 3.2.5 [Coal Parties Pay for Loss of Non-Coal Area Gas Assets due to Mine-Through] (i.e., NPV and the other items to be calculated described in the General Guidelines of Schedule 3 attached hereto shall be determined without regard to the limitations set forth in the Consequential Damages section of Schedule A).

(This space is intentionally left blank.)

Master Cooperation and Safety Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Master Cooperation and Safety Agreement as of the date first set forth above.

Attest:		CONSOL ENERGY INC.

/s/ Paige M. Greene		By:	/s/ William J. Lyons
Name: Paige M. Greene		Name: William J. Lyons
Title:	Assistant Secretary	Title: Executive Vice President and Chief Financial Officer

Attest:		CNX GAS CORPORATION

By:	/s/ Gary J. Bench	By:	/s/ Ronald E. Smith
Name:	Gary J. Bench	Name: Ronald E. Smith
Title:	Secretary	Title: Chief Operating Officer

Master Cooperation and Safety Agreement

JOINDER

Each of the undersigned subsidiaries of CONSOL Energy Inc., intending to be legally bound, hereby joins and agrees to be bound by and assumes all of the obligations under the terms of this Master Cooperation and Safety Agreement as though such subsidiary was for “CONSOL Energy Inc.”

CENTRAL OHIO COAL COMPANY

CONSOL OF CANADA INC.

CONSOL OF KENTUCKY INC.

CONSOL PENNSYLVANIA COAL COMPANY

CONSOLIDATION COAL COMPANY

EIGHTY-FOUR MINING COMPANY

HELVETIA COAL COMPANY

ISLAND CREEK COAL COMPANY

KEYSTONE COAL MINING CORPORATION

LAUREL RUN MINING COMPANY

LEATHERWOOD, INC.

McELROY COAL COMPANY

QUARTO MINING COMPANY

ROCHESTER & PITTSBURGH COAL COMPANY

SOUTHERN OHIO COAL COMPANY

WINDSOR COAL COMPANY

WOLFPEN KNOB DEVELOPMENT COMPANY

Attest:

By:	/s/ Paige M. Greene	By:	/s/ William D. Stanhagen
	Paige M. Greene, Assistant Secretary of each Subsidiary listed above on behalf of each such Subsidiary		William D. Stanhagen, Vice President of each Subsidiary listed above on behalf of each such Subsidiary

CHURCH STREET HOLDINGS, INC. CONSOL FINANCIAL INC. IC COAL, INC. NEW CENTURY HOLDINGS, INC.
Attest:

By:	/s/ Paige M. Greene	By:	/s/ William J. Lyons
	Paige M. Greene, Assistant Secretary of each Subsidiary listed above on behalf of each such Subsidiary		William J. Lyons, Vice President and Controller of each Subsidiary listed above on behalf of each such Subsidiary

Master Cooperation and Safety Agreement

CNX LAND RESOURCES INC. MTB INC. RESERVE COAL PROPERTIES COMPANY

Attest:

By:	/s/ Paige M. Greene	By:	/s/ William D. Stanhagen
	Paige M. Greene, Assistant Secretary of each Subsidiary listed above on behalf of each such Subsidiary		William D. Stanhagen, President of each Subsidiary listed above on behalf of each such Subsidiary

CNX MARINE TERMINALS INC. CONSOL DOCKS INC. TWIN RIVERS TOWING COMPANY

Attest:

By:	/s/ Paige M. Greene	By:	/s/ James J. McCaffrey
	Paige M. Greene, Assistant Secretary of each Subsidiary listed above on behalf of each such Subsidiary		James J. McCaffrey, President of each Subsidiary listed above on behalf of each such Subsidiary

CONSOL SALES COMPANY

Attest:

By:	/s/ Paige M. Greene	By:	/s/ James J. McCaffrey
Name: Title:	Paige M. Greene Assistant Secretary	Name: Title:	James J. McCaffrey Vice President

TERRA FIRMA COMPANY

Attest:

By:	/s/ Mary D. Dalton	By:	/s/ James A. Russell
Name: Title:	Mary D. Dalton Secretary	Name: Title:	James A. Russell President

CONRHEIN COAL COMPANY

Attest:
		By:	CONSOLIDATION COAL COMPANY, a general partner

By:	/s/ Paige M. Greene	By:	/s/ William D. Stanhagen
Name: Title:	Paige M. Greene Assistant Secretary	Name: Title:	William D. Stanhagen Vice President

Master Cooperation and Safety Agreement

CONSOL OF WV LLC

By:	/s/ Robert M. Vukas

Name:	Robert M. Vukas
Title:	Manager

JOINDER

Each of the undersigned subsidiaries of CNX Gas Corporation intending to be legally bound, hereby joins and agrees to be bound by and assumes all of the obligations under the terms of this Master Cooperation and Safety Agreement as though such subsidiary was for “CNX Gas Corporation.”

CARDINAL STATES GATHERING COMPANY
ATTEST:		BY:	CONSOLIDATION COAL COMPANY, a general partner

By:	/s/ Paige M. Greene	By:	/s/ William D. Stanhagen

Name:	Paige M. Greene	Name:	William D. Stanhagen
Title:	Assistant Secretary	Title:	Vice President

ATTEST:		CNX GAS COMPANY LLC

By:	/s/ Paige M. Greene	By:	/s/ William D. Stanhagen

Name:	Paige M. Greene	Name:	William D. Stanhagen
Title:	Assistant Secretary	Title:	Vice President

SCHEDULE A (Terms)

The term “Agreement” shall refer to the agreement to which this Schedule A is attached. Other capitalized terms used in this Schedule and not defined in this Schedule, shall (i) have the meanings ascribed thereto in that certain Master Separation Agreement among CONSOL Energy Inc. and certain of its subsidiaries and CNX Gas Corporation and certain of its subsidiaries dated as of August 1, 2005, and (ii) if not defined in the Master Separation Agreement shall have the meanings ascribed thereto in that certain Master Cooperation and Safety Agreement among CONSOL Energy Inc. and certain of its subsidiaries and CNX Gas Corporation and certain of its subsidiaries dated as of August 1, 2005. To the extent that there is any conflict between any provision of this Schedule and any provision set forth in the body of this Agreement, the provision set forth in the body of this Agreement shall control.

A. Governing Law. The internal laws of the Commonwealth of Pennsylvania (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of, relating to, or in connection with this Agreement, unless expressly provided otherwise in this Agreement.

B. Jurisdiction and Forum Selection. Except as it relates to any committee-based dispute resolution and the arbitration and/or mediation provisions set forth herein (or therein with regard to documents relating to this Agreement), the parties hereby expressly and irrevocably (a) agree that any suit, action, proceeding or dispute arising out of, relating to, or in connection with this Agreement (the “Litigation”) or any documents relating hereto shall be brought in and only in the state or federal courts located in Allegheny County, Pennsylvania, (b) consent and submit to the exclusive jurisdiction and venue of the state or federal courts located in Allegheny County, Pennsylvania, for the Litigation, (c) waive any claim or defense of lack of personal jurisdiction and of inconvenient forum or venue, (d) consent that any process or notice of motion or other application to the court or judge thereof, may be served outside the Commonwealth of Pennsylvania by registered mail, by personal service, or by any other manner prescribed by law, and (e) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

C. Notices. Each party giving any notice (a “Notice”) required or permitted under this Agreement will give the Notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Schedule: (a) by telephone; or (b) in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission). Any Notice shall be effective: (1) in the case of hand-delivery, when delivered; (2) if given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested; (3) in the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next day on which the party receiving the notice is open for business by hand delivery, a facsimile or electronic transmission, or overnight courier delivery of a confirmatory notice (received at or before noon on such next business day); (4) in the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine; (5) in the case of electronic transmission, when actually received; and (6) if given by any other means (including by overnight courier), when actually received. Until further notice, as provided above, addresses for Notices shall be:

If to CONSOL Energy

CONSOL Energy Inc.

1800 Washington Road

Pittsburgh, PA 15241

Attention: General Counsel

Facsimile: (412) 831-4930

E-mail: JerryRichey@consolenergy.com

If to GasCo:

CNX Gas Corporation

1800 Washington Road

Pittsburgh, PA 15241

Attention: Chief Executive Officer

Facsimile: (412) 831-4412

E-mail: NickDeIuliis@cnxgas.com

D. Binding Effect and Assignment. This Agreement binds and benefits the parties and their respective successors and assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of CEI and CNX, which consent may be withheld in such party’s sole and absolute discretion, and any assignment or attempted assignment in violation of the foregoing will be null and void. Notwithstanding the preceding sentence, CEI may assign this Agreement in connection with (a) a merger transaction in which CEI is not the surviving entity or (b) the sale of all or substantially all of its assets.

E. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force.

F. Entire Agreement. This Agreement, together with the other Ancillary Agreements and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein and therein. In the event of any reorganization, insolvency or bankruptcy proceeding (including any proceeding under 11 U.S.C. § 101, et. seq. or any successor thereto) of a party, such party may not assume (pursuant to 11 U.S.C. § 365 or any successor provision thereto) this Agreement unless such party also assumes all of the other Ancillary Agreements. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein and therein are superseded by this Agreement and the other Ancillary Agreements, as applicable.

G. Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or e-mail transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

H. Certain Expenses. CNX will be responsible for the payment of the discount and placement fee due to the initial purchaser in the Private Placement. CEI will be responsible for the one percent financial advisory fee due to the initial purchaser in the Private Placement and for all other expenses of the Private Placement. CEI will be responsible for the payment of all costs, fees and expenses relating to the Distribution.

I. Amendment. The parties may amend this Agreement only by a written agreement signed by each of the parties that identifies itself as an amendment to this Agreement.

J. Waiver. No course of dealing and no delay or failure of any party in exercising any right, power, remedy or privilege under this Agreement shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the parties under this Agreement are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permission, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

K. Authority. Each of the parties represents to the other parties that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and each of the other Ancillary Agreements to which it is a party, (b) the execution, delivery and performance of this Agreement and each of the other Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and each of the other Ancillary Agreements to which it is a party, and (d) this Agreement and each of the other Ancillary Agreements to which it is a party is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

L. Construction of Agreement.

(a) Any reference in this Agreement to the singular includes the plural where appropriate. Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate. For purposes of this Agreement, after the Effective Date the Gas Operations, as such term is defined in the Master Separation Agreement, will be deemed to be the business of GasCo.

(b) Any captions, titles and headings, and any table of contents, included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. When a reference is made in this Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

(c) Language used in this Agreement is and shall be deemed language mutually chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.

(d) This Agreement is for the sole benefit of the parties hereto and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee or stockholder of CONSOL Energy or GasCo) other than the parties signing this Agreement.

(e) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(f) Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.

(g) Unless otherwise expressly specified, all references in this Agreement to “dollars” or “$” means United States Dollars.

M. Joinder of Subsidiaries. Unless otherwise provided in this Agreement, to the extent it has any interest in any oil and/or gas mineral rights and to the extent not prohibited by any obligation binding at the time of formation or acquisition, each Subsidiary of CEI and CNX formed or acquired after the date of this Agreement shall promptly join in this Agreement (and all related documents, agreements and instruments as necessary or proper to effectuate the intent of this Agreement). In no event shall such joinder be later than 30 days following (i) if such Subsidiary is newly formed, the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation, or (ii) if such Subsidiary is an existing Person newly acquired, the date of the closing of the transaction constituting such acquisition.

N. Dispute Resolution. A bi-partisan committee (the “Committee”) is hereby established to resolve Disputes. In all circumstances, the Committee shall act in accordance with the purpose of this Agreement.

(a) Membership of the Committee.

The Committee shall be composed of eight (8) members. Four (4) shall be appointed by CEI and four (4) shall be appointed by CNX. Committee members need not be employees of CONSOL Energy or GasCo. While not required, it is recommended that Committee members should have expertise in the following areas: safety, land, engineering and law. CONSOL Energy as a whole shall be entitled to cast one vote which shall be cast by the Committee member designated by CEI as its voting representative (the “CEI Rep”). GasCo as a whole shall be entitled to cast one vote which shall be cast by the Committee member designated by CNX (provided that so long as CNX remains a Subsidiary of CEI, a majority of the independent members of CNX’s Board of Directors must have approved this designated Committee member) as its voting representative (the “CNX Rep”). Each of CEI and CNX may appoint alternate members, including one or more alternate CNX Reps in the case of CEI and one or more alternate CNX Reps in the case of CNX, who may act without notice to the other Parties when regular members are not available. Each of CEI and CNX shall have the right to change its members, including the CEI Rep and the GasCo Rep, or alternates at any time by notifying the other Parties in writing of such change. One of CEI’s members shall be the first chairman of the Committee for a period of two (2) years commencing on the date of this Agreement, after which the chairmanship shall alternate between CEI and CNX annually. All Disputes coming before the Committee shall be decided by a unanimous vote.

(b) Committee Authority.

The Committee shall have the authority to resolve any Dispute.

(c) Committee Meetings and Procedures

The Committee shall meet as needed to resolve Disputes. Either CEI or CNX may call a meeting of the Committee by giving not less than ten (10) days notice in writing to the other Party specifying the matters to be considered. Meetings shall be held in such locations as the CEI Rep and GasCo Rep shall agree. In the event that the CEI Rep and CNX Rep cannot agree on a meeting location, the location shall be at CEI’s principal executive offices. A written record of each meeting shall be prepared under the direction of the Committee chairman with copies distributed to each of CEI and CNX as soon as possible after the meeting.

(d) Actions Without a Meeting.

Any Dispute subject to Committee jurisdiction may be submitted in writing, or by telephone confirmed in writing, to the Committee for consideration and vote without holding a meeting. For any Dispute so submitted, each of the CEI Rep and the CNX Rep shall vote by giving written notice, or by telephone confirmed in writing, of its vote not later than ten (10) days after receipt of notice of such Dispute. Failure to respond shall be deemed a negative vote on such matter.

(e) Dispute Resolution.

Any Dispute must first be submitted to the Committee for resolution before any party may invoke mediation, arbitration or Litigation of the Dispute.

(f) Mediation

In the event that the Committee is unable to resolve a Dispute within 30 days of submission to it, CONSOL Energy and GasCo agree first to try in good faith to settle the Dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration as set forth below; provided, however, that any such Dispute shall be submitted to arbitration as set forth below if such Dispute is not settled within 60 days of the date on which the Dispute was first subject to mediation proceedings. Nothing in this section will prevent either CONSOL Energy or GasCo from commencing Litigation seeking injunctive or similar relief if any delay could result in irreparable injury to either CONSOL Energy or GasCo. In the event that such Litigation seeking injunction or similar relief is initiated (the “Litigation Action”), mediation as set forth in this section shall nevertheless proceed concurrently with the Litigation Action. The Litigation Action shall be limited to seeking preliminary relief. Any adjudication of the merits shall be pursuant to the arbitration clause of this section.

(g) Commencement of Dispute Resolution Procedure.

Notwithstanding anything to the contrary in this Agreement, CONSOL Energy and GasCo are the only parties entitled to commence a dispute resolution procedure under this Agreement.

(h) Arbitration.

Any Dispute not settled by the Committee or by mediation shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, including the Emergency Interim Relief Procedures, and judgment on the award may be entered in any court having jurisdiction thereof. Within 15 days after the commencement of arbitration, CONSOL Energy and the GasCo shall each select one person to act as arbitrator, and the two selected shall select a third arbitrator within 10 days of their appointment; provided, however, that such third arbitrator shall (a) be independent of both parties and (b) have knowledge of mining operations and Gas production. All arbitrators shall be neutral arbitrators. If the two arbitrators selected are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The place of arbitration shall be Pittsburgh, PA. The award of the arbitrators shall be final and not subject to appeal.

O. Consequential Damages.

UNLESS EXPRESSLY AND EXPLICITLY PROVIDED TO THE CONTRARY BY SPECIFIC REFERENCE TO THIS SECTION BEING

INAPPLICABLE, IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCLUDING BUT NOT LIMITED TO LOST PROFITS OR BUSINESS INTERRUPTION DAMAGES (COLLECTIVELY, “CONSEQUENTIAL DAMAGES”), HOWEVER CAUSED BASED UPON ANY THEORY OF LIABILITY; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY CONSEQUENTIAL DAMAGES TO A PERSON WHO IS NOT AFFILIATED WITH SUCH INDEMNIFIED PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, THE AMOUNT OF SUCH DAMAGES PAID BY THE INDEMNIFIED PARTY ON SUCH THIRD PARTY CLAIM WILL CONSTITUTE DIRECT DAMAGES AND SHALL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 0.